Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Emeren Group Ltd on Form S-8 (File No. 333-261933, 333-260373, 333-153647 and 333-175479) of our report dated March 24, 2025, with respect to our audits of the consolidated balance sheets of Emeren Group Ltd as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, appearing in this Amendment No. 1 to the Annual Report on Form 10-K of Emeren Group Ltd for the year ended December 31, 2024.

/s/ UHY LLP

New York, New York

March 26, 2025